Exhibit 99.(4)(vii)

FORETHOUGHT LIFE INSURANCE COMPANY

[Indianapolis, IN]

POINT-TO-POINT TIERED PARTICIPATION

RATE WITH BUFFER INDEXED

STRATEGY RIDER

This Rider is made a part of the Contract to which it is attached and is effective on the Rider Effective Date. Terms used in this Rider shall have the same meanings as are set forth in the Contract unless otherwise defined in this Rider. In case of a conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider will control. This Rider modifies the Contract as follows:

This Rider provides for one or more Point-To-Point Tiered Participation Rate with Buffer Indexed Strategies on the Contract, as listed in the Rider Data section. No Index Credit is provided in a Strategy Term for funds withdrawn during that Strategy Term, or for Rider Charges assessed during that Strategy Term, if any. The Strategy Interim Value is the daily account value used for withdrawals, surrenders, annuitization and death benefits.

RIDER DATA

Rider Effective Date	[01/05/2022]

[Indexed Strategy	[S&P 500® Six-Year Point-To-Point Tiered Participation Rate With [5%] Buffer Indexed Strategy]
Index	[Standard & Poor’s 500 Price Return Index (“S&P 500® Price Return Index”]*
Index Value	Does [not] include any dividends that may be paid by the firms that comprise the Index.
Interest Crediting Frequency	[Six Years]
Allocated Premium Payment	[$Xx,Xxx]
Allocation Percentage	[Xx%]
[Initial Tier One Participation Rate	[X.Xx%] ]
[Initial Tier Two Participation Rate	[X.Xx%] ]
Minimum Guaranteed Participation Rate	[20%]
[Initial Tier Level	[X.Xx%] ]
Maximum Guaranteed Tier Level	[30%]
Buffer Percentage	[5%]
Strategy Term	[6] Year[s]

[Indexed Strategy	[S&P 500® Six-Year Point-To-Point Tiered Participation Rate With [10%] Buffer Indexed Strategy]
Index	[Standard & Poor’s 500 Price Return Index (“S&P 500® Price Return Index”]*
Index Value	Does [not] include any dividends that may be paid by the firms that comprise the Index.
Interest Crediting Frequency	[Six Years]
Allocated Premium Payment	[$Xx,Xxx]
Allocation Percentage	[Xx%]
[Initial Tier One Participation Rate	[X.Xx%] ]
[Initial Tier Two Participation Rate	[X.Xx%] ]
Minimum Guaranteed Participation Rate	[20%]
[Initial Tier Level	[X.Xx%] ]
Maximum Guaranteed Tier Level	[30%]
Buffer Percentage	[10%]
Strategy Term	[6] Year[s]

*       See the Contract Data Page for the Index disclaimer.

DEFINITIONS

Buffer Percentage - The percentage of protected negative Index Return. The Buffer Percentage is shown in the Rider Data section.

Ending Index Date - The Valuation Day used to determine the Index Value at the end of the Strategy Term. This is the Valuation Day immediately preceding the Contract Anniversary.

Index - Defined for each Indexed Strategy and is used to determine the Index Credit. The Index used for each Indexed Strategy is shown in the Rider Data section.

Index Value – Defined for each Indexed Strategy and is the published value of an Index. If the Index Value is not published on any day for which an Index Value is required, the nearest preceding published Index Value will be used.

Rider Effective Date - The later of the Issue Date or the date that this Rider becomes part of Your Contract.

Starting Index Date - The Valuation Day used to determine the Index Value at the beginning of the Strategy Term. This is the Valuation Day immediately preceding the Issue Date or the Contract Anniversary.

Strategy Term – Defined for each Indexed Strategy and is the length of time during which each such strategy’s Index Cap is guaranteed and at the end of which the Index Credit is calculated and credited for that Indexed Strategy. The Strategy Term for each Indexed Strategy is shown in the Rider Data section.

Tier Level - The level of Index Return that determines the applicability of the Tier Participation Rates. The Tier Level on the Issue Date is shown in the Rider Data section for those Indexed Strategies to which You have Allocated Premium Payment. The Tier Level is declared in advance of each Strategy Term and is guaranteed not to change for the Strategy Term. The Tier Level will never be greater than the Maximum Guaranteed Tier Level for the Indexed Strategy shown in the Rider Data section.

Tier Participation Rates - A percentage that is multiplied by any positive Index Return to calculate the Index Credit at the end of each Strategy Term.  Tier Participation Rates include a Tier One Participation Rate and a Tier Two Participation Rate.  Positive Index Return that is less than or equal to the Tier Level is multiplied by the Tier One Participation Rate.  Positive Index Return that is in excess of the Tier Level is multiplied by the Tier Two Participation Rate. The Index Credit is equal to the sum of these values.

The Tier One Participation Rate and Tier Two Participation Rate on the Issue Date are shown in the Rider Data section for those Indexed Strategies to which You have Allocated Premium Payment. These Tier Participation Rates are declared in advance of each Strategy Term and are guaranteed not to change for the Strategy Term. The Tier One Participation Rate and Tier Two Participation Rate will never be less than the Minimum Guaranteed Participation Rate for the Indexed Strategy shown in the Rider Data section.

DISCONTINUATION OF OR SUBSTANTIAL CHANGE TO AN INDEX

We may replace the Index if it is discontinued, or if there is a substantial change in the calculation of the Index, or if hedging instruments become difficult to acquire or the cost of hedging becomes excessive. We may substitute a comparable index as approved by the Insurance Department of the state in which the Contract is issued. We will notify You and any assignee of record of the substitution.

DISCONTINUATION OF AN INDEXED STRATEGY

We reserve the right to discontinue offering any Indexed Strategy at any time. If We discontinue offering an Indexed Strategy, You must reallocate Your Strategy Contract Value to a currently available Indexed Strategy or the One-Year Fixed Strategy at the start of the next Strategy Term. If You do not provide instructions in Good Order for reallocating the Strategy Contract Value, We will reallocate the Strategy Contract Value to the One-Year Fixed Strategy.

CALCULATION OF INDEXED STRATEGY BASE

The Indexed Strategy Base is the basis for the calculation of: a) the Strategy Contract Value at the end of the Strategy Term; b) the Strategy Contract Value prior to Contract Maturity Date; and c) the Strategy Interim Value.

At the beginning of a Strategy Term, the Indexed Strategy Base for an Indexed Strategy is set equal to the portion of the Premium Payment or Contract Value that is allocated to that Indexed Strategy.

On any other Valuation Day, the Indexed Strategy Base is set equal to:

1.	If a Withdrawal or an Advisory Fee Withdrawal, if applicable, is taken, the Indexed Strategy Base immediately after the withdrawal is equal to the Indexed Strategy Base immediately before the withdrawal multiplied by A, and divided by B, where:

A is the Strategy Interim Value immediately after the withdrawal; and

B is the Strategy Interim Value immediately before the withdrawal.

2.	If Rider Charges are deducted, the Indexed Strategy Base immediately after the Rider Charges are deducted is equal to the Indexed Strategy Base immediately before Rider Charges are deducted multiplied by A, and divided by B, where:

A is the Strategy Interim Value immediately after the Rider Charges are deducted.

B is the Strategy Interim Value immediately before the Rider Charges are deducted.

3.	If taxes are deducted, the Indexed Strategy Base immediately after the taxes are deducted is equal to the Indexed Strategy Base immediately before taxes are deducted multiplied by A, and divided by B, where:

A is the Strategy Interim Value immediately after the taxes are deducted.

B is the Strategy Interim Value immediately before the taxes are deducted.

4. If no Withdrawals are taken or deductions made, the Indexed Strategy Base is equal to the Indexed Strategy Base as of the prior day.

If any amounts are removed from your Indexed Strategies due to partial Withdrawals, an Advisory Fee Withdrawal, if applicable, and /or Rider Charges and/or taxes, the amount removed that is attributable to the Strategy Interim Value is based on the proportion that the Strategy Interim Value represents to the total Contract Value.

CALCULATION OF STRATEGY CONTRACT VALUE

Index Return is the percentage change in the Index for the Strategy Term. It is determined for each Indexed Strategy and is calculated as A divided by B minus 1, where:

A is the Index Value as of the Ending Index Date.

B is the Index Value as of the Starting Index Date.

Index Credit is determined for each Indexed Strategy and is the effective interest rate applied to an Indexed Strategy Base, based on the Tier Participation Rates, Tier Level, Buffer Percentage and the performance of the Index for that Indexed Strategy, as measured over the Strategy Term.

If the Index Return is positive, the Index Credit is calculated as A multiplied by the lesser of B and C, plus D multiplied by the greater of zero and B minus C where:

A is the Tier One Participation Rate.

B is the Index Return.

C is the Tier Level.

D is the Tier Two Participation Rate.

If the Index Return is negative, the Index Credit is calculated as the lesser of zero and the sum of A and B, where:

A is the Index Return.

B is the Buffer Percentage.

Strategy Contract Value on the first day of a Strategy Term is equal to the Indexed Strategy Base.

On any other day between the first day and the end of the Strategy Term, the Strategy Contract Value equals the Strategy Interim Value.

On the Contract Anniversary at the end of the Strategy Term, the Strategy Contract Value for each Indexed Strategy is calculated as A multiplied by B where:

A is the Indexed Strategy Base.

B is 1 plus the Index Credit applicable to that Indexed Strategy.

CALCULATION OF STRATEGY INTERIM VALUE

Strategy Interim Value is the daily account value used for withdrawals, surrenders, Rider Charges, annuitization and death benefits.

On the first day of the Strategy Term, the Strategy Interim Value is equal to the Indexed Strategy Base.

On any Valuation Day except for the first day of the Strategy Term, the Strategy Interim Value is equal to A multiplied by B, where:

A is the Indexed Strategy Base.

B is the lesser of C and D, where:

C is 1 plus the market value of options.

D is 1 plus the prorated rate.

We determine the methodology used to value the options, which may result in values that may vary higher or lower from other valuation estimates or from the actual selling price of an identical options contract. Such variances may differ from Indexed Strategy to Indexed Strategy and from day to day. The market value of options uses a fair value methodology to value replicating the portfolio of options that support this product. For each strategy, methods for valuing derivatives are based on market consistent inputs, such as from third party vendors.

The prorated rate is calculated as the sum of (A plus B) multiplied by C, where:

A is the lessor of D and E, multiplied by F, where:

D is the term to date Index performance.

E is the Tier Level.

F is the Tier One Participation Rate.

B is the greater of (D minus E) and zero, multiplied by G, where:

D is term to date Index performance.

E is the Tier Level.

G is the Tier Two Participation Rate.

C is equal to H divided by I, where:

H is the number of calendar days elapsed in the Strategy Term.

I is the number of calendar days in the Strategy Term.

The term to date Index performance in D above is calculated as J divided by K minus 1, where:

J is the Index Value as of the preceding Valuation Day.

K is the Index Value as of the Starting Index Date.

If the above results in the prorated rate being less than zero, the prorated rate will be 0.00%.

REALLOCATIONS

A request for reallocations to or from an Indexed Strategy are permitted during the Reallocation Period that immediately precedes a Contract Anniversary that coincides with the end of the Strategy Term. We may cease to accept reallocations to a specific Indexed Strategy at any time.

Allocation to any Indexed Strategy with a Strategy Term of six years is only allowed on the Issue Date. Following the end of a six year Strategy Term, You must reallocate Your Strategy Contract Value to available Strategies other than those with a Strategy Term of six years.

We will provide You a reallocation notice 30 days prior to the end of a Strategy Term. You must provide Us with any reallocation requests within the Reallocation Period. If You choose to reallocate, the reallocation will be effective on the Contract Anniversary.

If We do not receive Your reallocation request during the Reallocation Period:

1.	any Indexed Strategy with a Strategy Term of one year will automatically renew into the same Indexed Strategy; and
2.	any Indexed Strategy with a Strategy Term of six years will automatically be reallocated to the One-Year Fixed Strategy.

Reallocations are subject to the terms and conditions in existence for any Strategy(ies) available at that time. Following a reallocation to any Strategy, the allocation to such Strategy must not be less than the Minimum Allocation to any Strategy shown on the Contract Data Page. You will receive a confirmation of Your reallocations from Us.

RIDER CHARGES

There are no Rider Charges assessed for this Rider. There may be Rider Charges assessed for other riders attached to the Contract, and any such Rider Charges would be included in the Calculations described above.

Signed for Forethought Life Insurance Company

[Secretary]	[President]